Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GALECTIN THERAPEUTICS INC.

(Name of Registrant as specified in its charter)

Nevada	04-3562325
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4960 Peachtree Industrial Blvd., Suite 240

Norcross, Georgia 30071

(678) 620-3186

(Address and telephone number of principal executive offices and principal place of business)

Peter G. Traber, M.D.

Chief Executive Officer and President

Galectin Therapeutics Inc.

4960 Peachtree Industrial Blvd., Suite 240

Norcross, Georgia 30071

(678) 620-3186

(Name address and telephone number of agent for service)

Copies to:

Robert E. Tritt

Dentons US LLP

303 Peachtree Street

Atlanta, Georgia 30308

Tel No.: (404) 527-4990

Fax No.: (404) 527-8890

Approximate date of commencement of proposed sale of the securities to the public: From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amounts to be Registered (1)	Proposed Maximum Offering price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $.001 par value per share	2,000,000 (2)	$1.60	$3,200,000	$322.24

(1)	This Registration statement also relates to an indeterminate number of shares that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.
(2)	Includes 2,000,000 shares of common stock issuable as stock dividends paid or payable through December 31, 2017 with respect to shares of the Registrant’s Series B Preferred Stock.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low reported sales prices of the Registrant’s Common Stock on the NASDAQ Capital Market on July 29, 2016.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 15, 2016

GALECTIN THERAPEUTICS INC.

2,000,000 Shares

of

Common Stock

This prospectus covers the offer and sale of up to 2,000,000 shares of our common stock from time to time by the selling stockholders named in this prospectus. The shares of common stock being offered have been issued or may be issued as stock dividends on shares of our Series B Preferred Stock.

We are not offering any shares of common stock.

The selling stockholders will receive all of the net proceeds from sales of the common stock covered by this prospectus and will pay all underwriting discounts and selling commissions, if any, applicable to those sales. We will not receive any proceeds from sales of any of these shares.

For information regarding the selling stockholders and the times and manner in which they may offer or sell the shares, see “Selling Stockholder” or “Plan of Distribution.”

Our Common Stock is quoted on the NASDAQ Capital Market under the symbol “GALT.” On July 29, 2016, the last reported closing price for our Common Stock on the NASDAQ Capital Market was $1.64 per share.

Investing in shares of our Common Stock involves certain risks. See “Risk Factors” beginning on page 4 of this prospectus. In addition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and supplemented by our Forms 10-Q for the periods ended March 31, 2016 and June 30, 2016, each of which has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. You should carefully read and consider these risk factors before you invest in shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 15, 2016.

Contents

No table of contents entries found.

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to 2,000,000 shares of our Common Stock, par value $0.001 per share, which shares have been issued after September 30, 2012 or may be issued, in each case as stock dividends on shares of our Series B Preferred Stock. We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders. We previously registered 773,111 shares that we have distributed as dividend shares on our Series B Preferred Stock through September 30, 2012.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). Under this registration process, the selling stockholders may, from time to time, offer and sell to 2,000,000 shares of our Common Stock, as described in this prospectus, in one or more offerings as described in the “Plan of Distribution”. This prospectus provides you with a general description of the securities the selling stockholders may offer. You should read this prospectus carefully before making an investment decision.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the additional information described below under “Where You Can Find More Information” and “Important Information Incorporated By Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any documents we incorporate by reference herein or therein is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, “Galectin Therapeutics,” the “Company,” “we,” “our” and similar terms refer to Galectin Therapeutics Inc. and its subsidiaries, unless the context indicates otherwise.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. Before deciding to invest in our securities, you should read this entire prospectus, including the discussion of “Risk Factors” and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Our Company

We are a clinical stage biopharmaceutical company engaged in drug research and development to create new therapies for fibrotic disease and cancer. Our drug candidates are based on our method of targeting galectin proteins, which are key mediators of biologic and pathologic functions. We use naturally occurring, readily-available plant materials as starting material in manufacturing processes to create proprietary complex carbohydrates with specific molecular weights and other pharmaceutical properties. These complex carbohydrate molecules are appropriately formulated into acceptable pharmaceutical formulations. Using these unique carbohydrate-based candidate compounds that largely bind and inhibit galectin proteins, particularly galectin-3, we are undertaking the focused pursuit of therapies for indications where galectins have a demonstrated role in the pathogenesis of a given disease. We focus on diseases with serious, life-threatening consequences to patients and those where current treatment options are limited. Our strategy is to establish and implement clinical development programs that add value to our business in the shortest period of time possible and to seek strategic partners when a program becomes advanced and requires additional resources.

We endeavor to leverage our scientific and product development expertise as well as established relationships with outside sources to achieve cost-effective and efficient development. These outside sources, amongst others, provide us with expertise in preclinical models, pharmaceutical development, toxicology, clinical development, pharmaceutical manufacturing, sophisticated physical and chemical characterization, and commercial development. We also have established several collaborative scientific discovery programs with leading experts in carbohydrate chemistry and characterization. These discovery programs are generally aimed at the targeted development of new carbohydrate molecules which bind galectin proteins and offer alternative options to larger market segments in our primary disease indications, such as subcutaneous or oral administration. We also have established a discovery program aimed at the targeted development of small molecules (non-carbohydrate) which bind galectin proteins and may afford options for alternative means of drug delivery (e.g., oral) and as a result expand the potential uses of our compounds. We are pursuing a development pathway to clinical enhancement and commercialization for our lead compounds in immune enhancement for cancer therapy as well as in both liver fibrosis and fatty liver disease and potentially psoriasis. All of our proposed products are presently in development, including pre-clinical and clinical trials.

We were founded in July 2000 as Pro-Pharmaceuticals, Inc., a Massachusetts corporation. On April 25, 2001, DTR-Med Pharma Corp., or DTR, which was incorporated in Nevada on January 26, 2001, entered into a stock exchange agreement with Pro-Pharmaceuticals, Inc., whereby DTR acquired all of the outstanding shares of common stock of Pro-Pharmaceuticals, Inc. On May 10, 2001, DTR changed its name to “Pro-Pharmaceuticals, Inc.” and on June 7, 2001, the Massachusetts corporation was merged into the Nevada corporation. On May 26, 2011, Pro-Pharmaceuticals, Inc. changed its name to “Galectin Therapeutics Inc.” In October, 2012, we moved our headquarters to a suburb of Atlanta, GA to be closer to a center of discovery collaboration while maintaining a contract laboratory operation in the Boston area.

The primary focus of our Company is to use galectin inhibitors to block galectin-3 and treat organ scarring or fibrosis in the liver. In particular, we are focused on the treatment of advanced fibrosis and cirrhosis, which we estimate to have up to 6 million and 2 million patients, respectively, in the United States.

Description of Recent Developments

We commenced our Phase 2 program with GR-MD-02 for the treatment of nonalcoholic steatohepatitis, or NASH, with advanced fibrosis and cirrhosis in the second quarter of 2015. Our Phase 2 program consists of studies in two different NASH fibrosis indications, the NASH-CX trial in patients with NASH cirrhosis and the NASH-FX trial in NASH patients with advanced fibrosis, but not cirrhosis. Our Phase 2 program is supported by data generated with GR-MD-02 in our Phase1b study along with preclinical work.

In our NASH-CX trial, a total of up to 156 patients at approximately 50 sites in the United States will be randomized to receive either 2 mg/kg of GR-MD-02, 8 mg/kg of GR-MD-02 or placebo, with 52 patients in each group. The primary endpoint is a reduction in change in hepatic venous pressure gradient (HVPG). Patients will receive an infusion every other week for one year, total of 26 infusions, and will be evaluated to determine the change in HVPG as compared with placebo. HVPG will be correlated with secondary endpoints of fibrosis on liver biopsy as well as with measurement of liver stiffness (FibroScan(R)) and assessment of liver metabolism (13C-methacetin breath test, Exalenz), which are non-invasive measures of the liver that may be used in future studies. Patient recruitment for this study is now complete, and top-line data readout is expected at the end of 2017

The NASH-FX study is a shorter, four-month trial in 30 NASH patients with advanced fibrosis, but not cirrhosis, randomized 1:1 to either 9 bi-weekly doses of 8 mg/kg of GR-MD-02 or placebo. This study is entitled “Phase 2 Study to Evaluate Non-Invasive Imaging Methods in Efficacy Assessment of GR-MD-02 for the Treatment of Liver Fibrosis in Patients With NASH With Advanced Fibrosis.” The non-invasive assessments included in this trial include LiverMultiScan (a multi-parametric nuclear magnetic resonance imaging method developed by Perspectum Diagnostics™) as the primary endpoint compared with magnetic resonance elastography and FibroScan as secondary endpoints. This study was initiated in September 2015 and is being performed at Brooke Army Medical Center in Fort Sam Houston in Texas. This trial is fully enrolled. Top-line data is expected to be available in September 2016.

In addition to the NASH fibrosis program, we are conducting an exploratory, open-label Phase 2a trial in patients with moderate-to-severe plaque psoriasis. This is based on the known increase in galectin-3 in the skin of psoriatic patients and a patient in the Phase 1 trial with psoriasis who had an apparent remission of psoriasis while receiving GR-MD-02. Determination of future development in this indication will depend on results of this exploratory study. In this open-label, unblinded trial (no placebo, all patients knowingly receive active drug), 10 patients with moderate to severe plaque psoriasis are administered GR-MD-02 every two weeks for 12 weeks. Enrollment of patients in this trial began in January 2016 and interim positive results were announced in May, 2016 when we reported positive results on the first four patients after 12 weeks of therapy. Based on these results, we modified the trial to include 24 weeks of therapy. We anticipate top line data for at least 5 patients who have received 24 weeks of therapy in this trial by the end of the third quarter of 2016.

We are also supporting independent research with GR-MD-02 in combination with two commercial melanoma drugs, as preclinical research has shown our compound enhances the efficacy of these therapies with this mechanism of action. A Phase 1b study with GR-MD-02 in combination with YERVOY® is ongoing, with successful completion of three patients in the first dosing group, and two patients enrolled in the second dosing group. Another, a Phase 1b study in combination with KEYTRUDA® has enrolled 3 patients of which 2 have completed treatment and additional patients are being enrolled. Preclinical work in mouse cancer models with GR-MD-02 added to checkpoint inhibitors shows a boost in anti-tumor immunity, a reduction in tumor size and increased survival, and we look forward to receiving human clinical data.

The lack of a drug interaction in this study will allow us to expand the number of patients eligible for its Phase 2 clinical trial. In addition, should GR-MD-02 be approved for marketing, the success of this study supports a broader patient population for the drug label.

The open-label Phase 1 study in normal healthy volunteer subjects tested a single dose of IV midazolam in the absence of GR-MD-02, following a single IV dose of GR-MD-02 and following three weekly IV doses of GR-MD-02. The four dosing periods were spaced one week apart, with midazolam PK determined in dosing periods one, two and four. A total of 17 subjects completed the study and met the primary endpoint of midazolam clearance when administered alone, compared with when administered with single and multiple doses of GR-MD-02. With completion of this study, the company does not anticipate further drug-drug interaction studies will be required in the development of GR-MD-02.

Corporate Information

Our principal executive offices are located at 4960 Peachtree Industrial Blvd., Suite 240, Norcross, Georgia 30071. Our telephone number is (678) 620-3186, fax number is (770) 864-1327 and our website address is www.galectintherapeutics.com. The information on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering.

The Offering

Common Stock offered by Selling Stockholders	Up to 2,000,000 of Common Stock, which shares have been issued after September 30, 2012 or may be issued, in each case as stock dividends on shares of our Series B Preferred Stock.

Common Stock to be outstanding after the offering*	31,280,653 shares of Common Stock.

Terms of the offering	The Selling Stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of Common Stock offered by this prospectus from time to time on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of Common Stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Use of proceeds	We will not receive any of the proceeds from a sale of any Common Stock offered pursuant to this prospectus that may be received by the Selling Stockholders.

NASDAQ Symbol	GALT

Risk Factors	The purchase of our Common Stock involves a high degree of risk. You should carefully review and consider the “Risk Factors” beginning on page 4.

*	The number of shares of Common Stock to be outstanding after this offering is based on the actual number of shares outstanding as of August 1, 2016 (29,280,653 shares) and assumes the issuance of up to an additional 2,000,000 shares of common stock as dividends on shares of the Company’s Series B Preferred Stock after such date.

RISK FACTORS

Investing in shares of our Common Stock involves risk. Before making any investment decision, you should carefully consider the risk factors under the caption “Risk Factors” in our most recent annual report on Form 10-K for the year ended December 31, 2015, and our subsequent quarterly reports on Form 10-Q, which are incorporated by reference in this prospectus, as well as in any applicable prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These risks could materially affect our business, results of operation or financial condition and affect the value of our Common Stock. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. You could lose all or part of your investment. For more information, see “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Certain statements made herein that look forward in time or express management’s expectations or beliefs with respect to the occurrence of future events are forward-looking statements as defined under Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created therein for forward-looking statements. Such statements include, but are not limited to, statements concerning our anticipated operating results, research and development, clinical trials, regulatory proceedings, and financial resources, and can be identified by use of words such as, for example, “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and “would,” “should,” “could” or “may.” All statements, other than statements of historical facts, included herein that address activities, events, or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements, including statements regarding:

•	our early stage of development;

•	we have incurred significant operating losses since our inception and cannot assure you that we will generate revenue or profit;

•	our dependence on additional outside capital;

•	we may be unable to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates;

•	uncertainties related to any litigation, including shareholder class actions and derivative lawsuits filed;

•	uncertainties related to our technology and clinical trials;

•	we may be unable to demonstrate the efficacy and safety of our developmental product candidates in human trials;

•	we may be unable to improve upon, protect and/or enforce our intellectual property;

•	we are subject to extensive and costly regulation by the U.S. Food and Drug Administration (FDA) and by foreign regulatory authorities, which must approve our product candidates in development and could restrict the sales and marketing and pricing of such products;

•	competition and stock price volatility in the biotechnology industry;

•	limited trading volume for our stock, concentration of ownership of our stock, and other risks detailed herein and from time to time in our SEC reports; and

•	other risks detailed herein and from time to time in our SEC reports, including our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015, and our subsequent SEC filings.

We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described above and in the Risk Factors section of our annual report on Form 10-K for the year ended December 31, 2015. We cannot assure you that we have identified all the factors that create uncertainties. Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. Except as required by law, we undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date of this prospectus or the respective dates of documents incorporated by reference herein or therein that include forward-looking statements.

This prospectus also contains estimates, projections and other information concerning our industry, the market and our business. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties.

USE OF PROCEEDS

We will not receive any of the proceeds from a sale of any Common Stock offered pursuant to this prospectus.

DESCRIPTION OF SERIES B PREFERRED STOCK ISSUANCE

On February 12, 2009, we entered into definitive agreements with one investor, the 10X Fund, L.P., a Delaware limited partnership, or the 10X Fund, related to the issuance and sale of the following securities, the initial tranche of which was purchased on that date, which is referred to in this prospectus as the 10X Fund sale date:

•	900,000 shares of our Series B-1 convertible redeemable preferred stock, or Series B-1 Preferred Stock, each of which is convertible into two-thirds of a share of our common stock for a total of 600,000 shares of common stock;

•	2,100,000 shares of our Series B-2 convertible redeemable preferred stock, or Series B-2 Preferred Stock, and together with the Series B-1 preferred stock, the Series B Preferred Stock, each of which is convertible into two-thirds of a share of our common stock for a total of 1,400,000 shares of common stock;

•	Class A-1 warrants exercisable to purchase 1,000,000 shares of our common stock;

•	Class A-2 warrants exercisable to purchase 1,000,000 shares of our common stock; and

•	Class B warrants exercisable to purchase 4,000,000 shares of our common stock, which are referred to in this prospectus, together with the Class A-1 and Class A-2 warrants, as the 2009 warrants.

We sold the Series B-1 Preferred Stock and Series B-2 Preferred Stock for $2.00 per share, each of which is convertible on a two for three ratio to shares of common stock at an effective price of $3.00 per share. The conversion price, and number of shares issuable upon conversion, are subject to adjustment in the event of stock splits, recapitalizations and the like, but are not adjustable based on a discount or other floating rate relative to the future trading price of the common stock at the time of conversion(s). Absent such an adjustment event, the maximum number of common shares issuable upon conversion of the Series B Preferred Stock is 2,000,000.

The 2009 warrants are exercisable for five years at $3.00 per share of common stock. The Class A-1, and Class A-2, are exercisable solely for cash and all of the Class B warrants, as amended, may be exercised “cashlessly”. In the second and third quarters of 2011, the 10X Fund exercised all of the Class A-1 warrants for aggregate proceeds to us of $3,000,000 and was issued 1,000,000 shares of our common stock. In 2013 and early 2014, the 10X Fund exercised all of the Class A-2 warrants for aggregate proceeds to us of $3,000,000 and was issued 1,000,000 shares of our common stock. The exercise price of the 2009 warrants, and number of shares issuable upon exercise, are subject to adjustment in the event of stock splits, recapitalizations and the like, but not anti-dilution protection that is triggered by future offers or sales of common stock, or securities convertible or exercisable for common stock, at a price below the initial exercise price of warrants. Absent such an adjustment event, the maximum number of shares issuable upon exercise of the remaining 2009 warrants is 4,000,000. If all the remaining unexercised 2009 warrants were to be exercised for cash, we would receive additional gross proceeds of $12,000,000.

By agreement in January 2011 with the holder of all shares of Series B Preferred Stock, we amended the terms of the Series B Preferred Stock to, among other things, (i) remove our right to compel conversion of the Series B Preferred Stock to shares of our common stock, (ii) extend the redemption dates to be the earlier of February 12, 2019, or the date of a promissory note issued to David Platt, Ph.D. pursuant to a separation agreement between him and the Company, (iii) provide that dividends are payable in cash or shares of our common stock valued at 100% of the volume weighted average price of the common stock for the 20 consecutive trading days prior to the dividend payment date on and after September 30, 2011, and (iv) require that any request for transfer of shares of Series B Preferred Stock to another holder shall result in an automatic conversion to shares of our common stock.

The 10X Fund acquired the Series B Preferred Stock and 2009 warrants in a series of tranches beginning on the 10X Fund sale date for gross proceeds to the Company of $6,000,000 and net proceeds of $5,532,955. The trading price of our common stock on the 10X Fund sale date was at or less than $1.20. Accordingly, as of that date, the market value of the 2,000,000 shares of common stock underlying Series B Preferred Stock was approximately $2,400,000, an amount substantially less than the gross or net proceeds received in this transaction. Similarly, the $3.00 exercise price of the 2009 warrants was approximately 250% of the trading price of our common stock on the 10X Fund sale date.

We previously registered 773,111 shares that we have issued to the 10X Fund as dividend shares on our Series B Preferred Stock through September 30, 2012.

We may issue shares of Series B-3 convertible redeemable preferred stock, or Series B-3 Preferred Stock, which series of Series B Preferred Stock would be created in connection with such issuance. In the event we do amend the Certificate of Designation of Preferences, Rights and Limitations Company for Series B Preferred Stock to create Series B-3 Preferred Stock, we expect that shares of Series B-3 Preferred Stock will have substantially the same rights and preferences as the existing shares of Series B Preferred Stock, including the right to receive dividends payable in shares of common stock of the Company.

DIVIDEND POLICY

We have never declared or paid cash dividends on our Common Stock. We currently intend to retain any future earnings and do not expect to declare or pay any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors considers relevant.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of our capital stock and certain provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which are on file with the SEC as exhibits to previous SEC filings. See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, which have been filed with and are publicly available from the SEC. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and applicable provisions of the Nevada Revised Statutes.

Common Stock

We currently have authorized 50,000,000 shares of Common Stock, par value $0.001 per share. As of August 1, 2016, there were 29,280,653 shares of Common Stock outstanding. Holders of our Common Stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of our Common Stock are fully paid and non-assessable.

Voting Rights. The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including, without limitation, the election of our board of directors. Our stockholders have no right to cumulate their votes in the election of directors.

Dividends. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of our Common Stock are entitled to receive ratably those dividends declared from time to time by the board of directors. We have never declared or paid any cash dividends on our common stock, and we do not currently intend to pay any cash dividends on our Common Stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our Common Stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

Rights Upon Liquidation. Subject to preferences that may apply to shares of preferred stock outstanding at the time, in the event of liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in assets remaining after payment of liabilities.

Anti-Takeover Effects of Certain Provisions of Nevada Law

Effect of Nevada Anti-takeover Statute. We are subject to Section 78.438 of the Nevada Revised Statutes, an anti-takeover law. In general, Section 78.438 prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Section 78.439 provides that business combinations after the three year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless approved by the corporation’s directors or other stockholders or unless the price and terms of the transaction meet the criteria set forth in the statute.

Section 78.416 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder or any other corporation which is an affiliate or associate of the interested stockholder;

•	any sale, transfer, pledge or other disposition of the assets of the corporation involving the interested stockholder or any affiliate or associate of the interested stockholder if the assets transferred have a market value equal to 5% or more of all of the assets of the corporation or 5% or more of the value of the outstanding shares of the corporation or represent 10% or more of the earning power of the corporation;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation with a market value of 5% or more of the value of the outstanding shares of the corporation;

•	the adoption of a plan of liquidation proposed by or under any arrangement with the interested stockholder or any affiliate or associate of the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder; or

•	the receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 78.423 defines an interested stockholder as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Control Share Acquisitions. Sections 78.378 through 78.3793 of the Nevada Revised Statutes limit the voting rights of certain acquired shares in a corporation. The provisions apply to any acquisition of outstanding voting securities of a Nevada corporation that has 200 or more stockholders, at least 100 of which are Nevada residents, and conducts business in Nevada (an “issuing corporation”) resulting in ownership of one of the following categories of an issuing corporation’s then outstanding voting securities: (i) twenty percent or more but less than thirty-three percent; (ii) thirty-three percent or more but less than fifty percent; or (iii) fifty percent or more. The securities acquired in such acquisition are denied voting rights unless a majority of the security holders approve the granting of such voting rights. Unless an issuing corporation’s articles of incorporation or bylaws then in effect provide otherwise: (i) voting securities acquired are also redeemable in part or in whole by an issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to an issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person’s securities, and (ii) if outstanding securities and the security holders grant voting rights to such acquiring person, then any security holder who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities. These provisions do not apply to acquisitions made pursuant to the laws of descent and distribution, the enforcement of a judgment, or the satisfaction of a security interest, or made in connection with certain mergers or reorganizations.

Preferred Stock

We are currently authorized to issue 20,000,000 shares of undesignated stock, par value $0.01 per share, the rights and privileges of which may be established from time to time by our board of directors. As of the date of this prospectus, our board of directors has designated:

•	5,000,000 as Series A 12% Convertible Preferred Stock, or Series A Preferred Stock, of which 1,402,500 are issued and outstanding as of the date of this prospectus;

•	900,000 as Series B-1 Convertible Preferred Stock, or Series B-1 Preferred Stock, and 2,100,000 as Series B-2 Convertible Preferred Stock or B-2 Preferred Stock, referred to together as the Series B Preferred Stock, all of which are issued and outstanding as of the date of this prospectus; and

•	1,000 as Series C Super Dividend Convertible Preferred Stock, or Series C Preferred Stock, of which 176 are issued and outstanding as of the date of this prospectus.

Series A Preferred Stock

The shares of Series A Preferred Stock accrue interest at 12% per annum payable at our option in cash or shares of common stock valued per share at the higher of $6.00 or 100% of the value weighted average price of our shares of common stock for the 20 consecutive trading days prior to the applicable dividend payment date. Holders are entitled to vote as a class with the common stock and each share of Series A Preferred Stock is convertible at any time to one-sixth share of common stock, subject to adjustment in the event of a stock dividend, stock split or combination, reclassification or similar event. We may require conversion if the closing price of the common stock exceeds $18.00 for 15 consecutive trading days and a registration statement covering the resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock is then in effect.

Series B Preferred Stock

Dividends. Holders of the Series B Preferred Stock are entitled to receive cumulative dividends at the rate of 12% per share per annum (compounding monthly) payable quarterly which may, at our option, be paid in cash or common stock. Pursuant to an agreement with the holder of all shares of Series B, on January 26, 2011, we amended and restated the Certificate of Designation of Preferences, Rights and Limitations for the Series B Preferred Stock, to provide that dividends are payable in cash or shares of Common Stock valued at 100% of the volume weighted average price of the Common Stock for the 20 consecutive trading days prior to the dividend payment date on and after September 30, 2011. If we do not pay any dividend on the Series B Preferred Stock, dividends will accrue at the rate of 15% per annum (compounding monthly).

Conversion Rights. Each share of Series B Preferred Stock is convertible into shares of Common Stock. Each share of Series B-1 and Series B-2 Preferred Stock is convertible into two-thirds (approximately 0.667) shares of Common Stock at the conversion price of $3.00 per share at the option of the holder, at any time.

Redemption Rights. Pursuant to an agreement with the holder of all shares of Series B Preferred Stock, on January 26, 2011, we amended and restated the Certificate of Designation of Preferences, Rights and Limitations for the Series B Preferred Stock, to provide that, upon notice of not less than 30 trading days, a holder of Series B Preferred Stock may require us to redeem, in whole or in part at any time on or after the earlier of (a) February 12, 2019 or (b) the date of issuance of a promissory note to David Platt in connection with the achievement of certain milestones under his separation agreement.

The redemption price will be equal to the sum of the stated value of the Series B Preferred Stock, plus all accrued but unpaid dividends thereon, as of the redemption date. If we fail to pay the redemption price in cash on the redemption date, then the holders of the Series B requesting redemption may, at their sole option, automatically convert their shares of Series B Preferred Stock into a promissory note bearing interest at the rate of 15% per year and secured by a lien on all of our assets. So long as any shares of the Series B Preferred Stock remain outstanding, we are also subject to restrictions limiting, among other things, amendments to our organizational documents; the purchase or redemption of our capital stock; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other restricted payments; investments and acquisitions; joint ventures, licensing agreements, exclusive marketing and other distribution agreements; issuances of securities; incurrence of indebtedness; incurrence of liens and other encumbrances and issuances of any common stock equivalents.

Voting Rights. Except as noted below, the holder of each share of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock would be convertible, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. With respect to the election of directors, the holders of the Series B Preferred Stock shall vote together as a separate class to elect two (2) members of the Board of Directors (the “Series B Directors”), and we shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special meetings of the Board of Directors, nominating such persons designated by the holders of the Series B Preferred Stock as directors on the applicable proxy statements and recommending their election) to permit the holders of the Series B Preferred Stock to nomiate three additional (3) members of the Board of Directors (the “Series B Nominees”), who shall be subject to election by all shares our voting stock voting together as a single group. The holders of Series B Preferred Stock shall vote together with the holders of Common Stock and other voting capital stock to elect all other members of the Board of Directors.

Other Restrictions. So long as any shares of the Series B Preferred Stock remain outstanding, we may not, without the approval of the holders of a majority of the shares of Series B Preferred Stock outstanding, among other things, (i) change the size of our Board of Directors; (ii) amend or repeal our Articles of Incorporation or Bylaws or file any articles of amendment designating the preferences, limitations and relative rights of any series of preferred stock or engage in any other action, that would alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the preferred stock; (iii) create or increase the authorized amount of any additional class or series of shares of stock that is equal to or senior to Series B Preferred Stock; (iv) increase or decrease the authorized number of shares of the Series B Preferred Stock; (v) purchase, redeem or otherwise acquire for value any shares of any class of capital stock; (vi) merge or consolidate our into or with any other corporation or sell, assign, lease, pledge, encumber or otherwise dispose of all or substantially all of our assets or those of any subsidiary; (vii) voluntarily or involuntarily liquidate, dissolve or wind up our or our business; (viii) pay or declare dividends on any capital stock other than the preferred stock, unless the Series B Preferred Stock share ratably in such dividend and all accrued dividends payable with respect to the Series B Preferred Stock have been paid prior to the payment or declaration of such dividend; (ix) acquire an equitable interest in, or the assets or business of any other entity in any form of transaction; (x) create or commit us to enter into a joint venture, licensing agreement or exclusive marketing or other distribution agreement with respect to our products, other than in the ordinary course of business; (xi) permit us or any subsidiary to sell or issue any security of such subsidiary to any person or entity other than us; (xii) enter into, create, incur, assume or guarantee any indebtedness for borrowed money of any kind (other than indebtedness existing on the initial closing date and approved by Series B shareholders); (xiii) enter into, create, incur or assume any liens of any kind (other than certain permitted liens); (xiv) subject to certain exceptions, issue any common stock or common stock equivalents; (xv) increase the number of shares of our common stock that may be issued pursuant to options, warrants or rights to employees, directors, officers, consultants or advisors above 1,500,000.

Series C Super Dividend Preferred Stock

Conversion Rights. Each holder of Series C may convert all, but not less than all, of his Series C shares plus accrued and unpaid dividends into Common Stock at the price of $6.00 per share of Common Stock (“Conversion Price”), such that approximately 1,667 shares of Common Stock will be issued per each converted share of Series C (accrued and unpaid dividends will be issued as additional shares). At September 30, 2015, the 176 outstanding shares of Series C were convertible into a total of approximately 293,392 shares of Common Stock.

Subject to the continuing obligation to pay post conversion dividends, we may convert all, but not less than all, of the Series C (plus all accrued and unpaid dividends) into Common Stock, at the Conversion Price, upon such time that the closing price of the Common Stock is no less than $18.00 per share for 15 consecutive trading days.

Dividends. Holders of Series C shall be entitled to receive cumulative non-compounding dividends at the rate per share of Series C equal to the greater of (i) 6% per annum of the Stated Value (also defined as the “Floor”) or (ii) 2.5% of net sales until the total dividends paid is equal to the initial investment and 1.25% of net sales thereafter. The maximum amount each Series C shareholder will receive in dividend payments is equal to $100,000 (the “Maximum Payout”). For purposes of this dividend calculation, net sales shall mean gross revenues actually received by us, from the sale or licensing of the product DAVANAT® (GM-CT-01), less chargebacks, returns, expenses attributable to product recalls, duties, customs, sales tax, freight, insurance, shipping expenses, allowances and other customary deductions.

The dividend shall be payable in arrears semiannually on March 31 and September 30, beginning with the first such date after the original issue date; provided, however, that all dividends and all other distributions shall cease, and no further dividends or other distributions shall be paid, in respect of each share of Series C from and after such time that the Maximum Payout has been paid in respect of such share of Series C. Such dividends shall be payable at the Company’s option either in cash or in duly authorized, fully paid and non-assessable shares of Common Stock valued at the higher of (i) $3.00 per share or (ii) the average of the Common Stock trading price for the ten (10) consecutive trading days ending on the trading day that is immediately prior to the dividend payment date.

Series C Post Conversion Dividend Right. In the event that any share of Series C is converted into Common Stock before the Maximum Payout is paid in respect of such converted share of Series C, then the holder shall have the right to continue to receive dividends in respect of such converted share of Series C equal to the remaining payout (the “Series C Preferred Stock Post Conversion Dividend Right”) which shall be equal to the Maximum Payout less the cumulative dividends received through the conversion date. One share of Series C Preferred Stock Post Conversion Dividend Right shall be issued for each such converted share of Series C. The holder of each Series C Preferred Stock Post Conversion Dividend Right shall receive the remaining payout on an equal basis and in conjunction with the then outstanding shares of Series C and all the other then outstanding Series C Post Conversion Dividend Rights, in the same manner and subject to the same terms and conditions as applicable to the payment of dividends on each share of Series C, except that for purposes of calculating the dividend the Floor shall not apply. The Series C Preferred Stock Post Conversion Dividend Right shall have no stated value, liquidation preference or right to any dividends or distributions other than the remaining payout. The Series C Preferred Stock Post Conversion Right is subject to redemption in the same manner as outstanding Series C shares.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of Series C will receive $10,000 per share plus accrued and unpaid dividends, payable prior and in preference to any distributions to the holders of Common Stock but after and subordinate to the Series A 12% Convertible Preferred Stock (“Series A”), Series B Preferred Stock, subject to the Maximum Payout.

Redemption. Upon a sale of the Company, we shall redeem all of the then outstanding shares of Series C and Series C Preferred Stock Post Conversion Rights within thirty (30) days after the transaction constituting the sale of the Company is closed and such closing is fully funded. The price to redeem a share of Series C and each redeemed Series C Preferred Stock Post Conversion Redemption Right shall be equal to (i) (A) the applicable return on investment (“ROI”) percentage, multiplied by (B) $10,000, minus (ii) the cumulative dividends received through the redemption date. The redemption price shall be payable at our option either in cash or in shares of common stock valued at the higher of (i) $3.00 per share or (ii) the average market price for the ten consecutive trading days ending immediately prior to the date of redemption. The ROI Percentage shall mean the percentage that applies as of the redemption date, as follows:

ROI Percentage

200%	before the second anniversary of the date of issuance;
250%	on or after the second anniversary of the date of issuance, but before the third anniversary of the date of issuance;
300%	on or after the third anniversary of the date of issuance, but before the fourth anniversary of the date of issuance;
350%	on or after the fourth anniversary of the date of issuance, but before the fifth anniversary of the date of issuance;
400%	on or after the fifth anniversary of the date of issuance, but before the sixth anniversary of the date of issuance;
450%	on or after the sixth anniversary of the date of issuance, but before the seventh anniversary of the date of issuance;
500%	on or after the seventh anniversary of the date of issuance, but before the eighth anniversary of the date of issuance; and
550%	on or after the eighth anniversary of the date of issuance, but before the ninth anniversary of the date of issuance.

Voting Rights. The Series C shares have no voting rights.

Transfer Agent and Registrar. The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

Except for shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, there are no other shares of preferred stock outstanding as of the date of this prospectus.

SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholders are those issued since September 30, 2012 or issuable to the Selling Stockholders as dividends on shares of as stock dividends on shares of our Series B Preferred Stock. For additional information regarding the issuances of those shares of Common Stock, see “Description of Series B Preferred Stock Issuance” above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock and Warrants, as of August 1, 2016.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

This prospectus covers the resale of the number of shares of Common Stock issued to the Selling Stockholder since September 30, 2012 as dividends on the Company’s Series B Preferred Stock as well as an estimated number of shares issuable as dividends on the Company’s Series B Preferred Stock through December 31, 2017. Shares of Common Stock issued to the Selling Stockholder prior to September 30, 2012 as dividends on the Company’s Series B Preferred Stock have already been registered pursuant to an effective registration statement (Registration No. 333-169463). The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder (1)	Number of shares of Common Stock Owned Prior to Offering (1)(2)	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus (3)	Number of shares of Common Stock Owned After Offering	Percentage of Ownership After Offering
10X Fund, L.P. (4)	8,561,111	2,000,000	6,561,111	18.6%

(1)	This table and the information in the notes below are based upon information supplied by the Selling Stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that can be acquired under options or warrants that are currently exercisable, or which will become exercisable no later than 60 days after August 1, 2016, are deemed outstanding for the purposes of computing the percentage of the person holding such options or warrants, but not deemed outstanding for the purposes of computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.
(2)	Includes 600,000 shares issuable on conversion of Series B-1 preferred stock, 1,400,000 shares issuable upon conversion of Series B- 2 preferred stock, and 4,000,000 shares issuable upon exercise of warrants, but excludes 818,883 shares previously issued to the Selling Stockholder since September 30, 2012 as dividends on the Company’s Series B Preferred Stock.
(3)	The actual number of shares of Common Stock offered hereby and included in the registration statement of which this prospectus forms a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our Common Stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events with respect to Common Stock.
(4)	The general partner of 10X Fund, L.P., a Delaware limited partnership, is 10X Capital Management, LLC, a Florida limited liability company, the managing members of which general partner are James C. Czirr who is also a director of the Company and Rod D. Martin. Messrs. Czirr and Martin in their capacity as managing members of the general partner of 10X Fund L.P. may be deemed to share voting and dispositive control of the shares of common stock owned by it but disclaim beneficial ownership of these shares. The address of principal business office of 10X Fund, L.P.is 1099 Forest Lake Terrace, Niceville, Florida 32578. 10X Fund, L.P.is not a registered broker-dealer or an affiliate of a registered broker-dealer.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act or any other exemptions from registration, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Pursuant to the Registration Rights Agreement, dated February 12, 2009, by and between the Selling Stockholder and the Company, we agreed to keep this prospectus effective until all of the securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters relating to the issuance of the Common Stock offered by this prospectus will be passed upon for us by Dentons US LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of Galectin Therapeutics Inc. as of and for the year ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015 have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as stated in their reports thereon, and included in this prospectus and registration statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Galectin Therapeutics, Inc. as of December 31, 2014 and for each of the years in the two-year period ended December 31, 2014 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Our website address is www.galectintherapeutics.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC.  The information on our website is not incorporated into this prospectus.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 15, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, filed on May 10, 2016, and June 30, 2016, filed on August 9, 2016;

•	the portions of our definitive proxy statement that are deemed filed pursuant to Section 14 of the Exchange Act in connection with our 2015 Annual Meeting of Stockholders filed with the SEC on April 8, 2015;

•	our Current Reports on Form 8-K filed on January 8, 2016, and June 20, 2016; and

•	the description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on September 9, 2003, including any amendments or reports filed for the purpose of updating such description.

Additionally, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all shares of common stock registered hereunder or the termination of the registration statement, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Galectin Therapeutics Inc.

4960 Peachtree Industrial Blvd., Suite 240

Norcross, Georgia 30071

Attention: Jack W. Callicutt, Chief Financial Officer

Tel.: (678) 620-3186

E-mail: ir@galectintherapeutics.com

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses that are payable by us in connection with the offering described in the prospectus that is part of this registration statement. All amounts, other than the SEC Registration Fee, are estimates. Although we will not receive any of the proceeds from the sale of the shares of our Common Stock being registered in this registration statement, we agreed to bear the costs and expenses of the registration of such shares.

SEC Registration Fee	$322
Printing Fees and Expenses	2,500
Accounting Fees and Expenses	12,000
Legal Fees and Expenses	8,000

Total	$22,822

Item 15.	Indemnification of Directors and Officers

The Company’s Amended and Restated Bylaws provide for indemnification of officers and directors to the fullest extent permitted by Section 7502 of Chapter 78 of the Nevada Revised Statutes (“NRS”) (as from time to time amended), provided such officer or director acts in good faith and in a manner which such person reasonably believes to be in or not opposed to the best interests of the registrant, and with respect to any criminal matter, had no reasonable cause to believe such person’s conduct was unlawful.

NRS 78.7502 states:

“1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

The registrant’s By-laws also provide that to the fullest extent permitted by NRS 78.751 (as from time to time amended), the registrant shall pay the expenses of officers and directors of the Corporation incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of such matter, upon receipt of an undertaking in form and substance acceptable to the board of directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

NRS 78.751 states:

“1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.”

In addition, the registrant maintains directors’ and officers’ liability insurance which insures against liabilities that its directors and officers may incur in such capacities.

Reference is made to “Undertakings,” below, for the registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 16.	Exhibits

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained periodic reports filed with or furnished to SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Norcross, State of Georgia, on the date indicated below.

GALECTIN THERAPEUTICS INC.
(Registrant)

Date: August 15, 2016	By:	/s/ Peter G. Traber
Peter G. Traber, M.D.
Chief Executive Officer and President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT that each person whose signature appears below constitutes and appoints each of Peter G. Traber, M.D. and Jack W. Callicutt as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement on Form S-3, and any registration statement (including exhibits thereto and other documents in connection therewith) filed by the registrant under Securities and Exchange Commission Rule 462(b) of the Securities Act of 1933 which relates to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Peter G. Traber	Chief Executive Officer, President and Director (Principal Executive Officer)	August 15, 2016
Peter G. Traber, M.D.

/s/ Jack W. Callicutt	Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2016
Jack W. Callicutt

/s/ James C. Czirr	Director	August 15, 2016
James C. Czirr

/s/ Gilbert F. Amelio	Director	August 15, 2016
Gilbert F. Amelio

/s/ Arthur R. Greenberg	Director	August 15, 2016
Arthur R. Greenberg

/s/ Kevin D. Freeman	Director	August 15, 2016
Kevin D. Freeman

/s/ John Mauldin	Director	August 15, 2016
John Mauldin

/s/ Gilbert S. Omenn	Director	August 15, 2016
Gilbert S. Omenn, M.D, Ph.D.

/s/ Steven Prelack	Director	August 15, 2016
Steven Prelack

/s/ Marc Rubin, M.D.	Director	August 15, 2016
Marc Rubin, M.D.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Galectin Therapeutics Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on May 30, 2012).

4.2	Amended and Restated Bylaws of Galectin Therapeutics Inc. (incorporated by reference to the Company’s Current Report on Form 10-K filed with the Commission on March 15, 2016).

4.3	Specimen certificate for shares of Common Stock (incorporated by reference to Exhibit 4.1 of the Company’s Form S-1 Registration Statement filed with the Commission on November 19, 2008)

4.4	Securities Purchase Agreement dated February 12, 2009, by and among Pro-Pharmaceuticals, Inc. and 10X Fund, L.P. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed February 18, 2009).

4.5	Registration Rights Agreement, dated February 12, 2009 (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed February 18, 2009).

5.1†	Opinion of Dentons US LLP

23.1†	Consent of Cherry Bekaert LLP (independent registered public accounting firm).

23.2†	Consent of McGladrey LLP (independent registered public accounting firm).

23.3†	Consent of Dentons US LLP (included in legal opinion filed as Exhibit 5.1).

24.1	Power of Attorney*

†	Filed herewith.
*	Included on signature page filed herewith.